 Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated February 11, 2022 relating to the balance sheets of Balanced Pharma Inc., as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2021 and for the period from September 1, 2020 (inception) to December 31, 2020, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

March 18, 2022